Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

I consent to the reference to my name under the caption "Experts" and to the use of my report dated May 31, 2001, in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-89546) and related Prospectus of Summus, Inc. (USA) for the Registration of 31,971,713 shares of its common stock.

/s/ Edwin L. Roberts
Irving, Texas
July 18, 2002